Exhibit 4.3

ASSIGNMENT OF LICENSE AGREEMENT

THIS ASSIGNMENT OF LICENSE AGREEMENT (“Assignment”) is made as of the 11th day of January, 2006, by and between ProUroCare Inc., a Minnesota corporation (“Licensee”), for the benefit of the banks participating in the Company’s $6.0 million credit facility (including but not limited to Crown Bank, a Minnesota corporation) (the “Banks”) and the guarantors of the credit facilities from Banks to Licensee (“Guarantors”).

RECITALS:

A.                                     Licensee and CS Medical Technologies, LLC entered into a License Agreement effective June 6, 2001 (such License Agreement, as amended, hereafter the “License Agreement”).

B.                                       Licensee intends to borrow up to $6,000,000 from Banks pursuant to credit line facilities executed and delivered by Licensee to Banks (the “Facilities”).

C.                                       Licensee intends to enter into Commercial Security Agreements with Banks whereby Licensee has granted Banks a security interest in its rights under the License Agreement (“Security Agreement”).

D.                                      Certain individuals have and/or intend to guaranty the obligations of Licensee to Banks (previously defined as “Guarantors”).

E.                                        As a condition of making the loans and guarantying the loans, Banks and Guarantors require Licensee to agree to assign its interests under the License Agreement to Banks, Guarantors, any agent of Guarantors or any assignee or transferee of the foregoing parties.

F.                                        Section 12.5 of the License Agreement provides that assignment of the License Agreement requires the consent of at least a majority of the Licensee’s Board of Directors.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee agrees as follows:

1.                                         Licensee hereby assigns the License Agreement, together with all obligations, rights and remedies contained therein, to Banks, Guarantors and any agent of Guarantors, and to any successor, assignee, purchaser or transferee designated by Banks and a majority in interest of Guarantors (based upon amount of loan guaranteed) or any agent of Guarantors.

2.                                         Unless and until there shall have occurred and be continuing a default under the Facilities or Security Agreement, Licensee retains (and Banks and Guarantors are deemed to have granted to Licensee) an exclusive, nontransferable sublicense under the License to exercise the Licensee’s rights under the License for Licensee’s own benefit and account and for none other. Licensee assumes all obligations under the License and agrees not to sell or assign its interest in, or grant any sublicense under this sublicense granted to Licensee in this paragraph 4 or amend the License, without the prior written consent of Banks and a majority in interest of Guarantors or any agent of Guarantors.

3.                                      Licensee hereby agrees that upon an event of default under the Facilities or

Security Agreement, the License Agreement, together with all obligations, rights and remedies contained therein, shall be assigned to Banks, Guarantors, Guarantors’ agent or any third party designated by Banks and a majority in interest of Guarantors or Guarantors’ agent (if applicable), free of any rights of Licensee granted in Section 2 above. Banks, Guarantors or any agent of Guarantors have the right to further assign and transfer the License Agreement to any third party (including any Guarantor), free of any rights of Licensee granted in Section 2 above.

4.                                      Licensee represents and warrants that it has authority to execute this Assignment and that this Assignment has been consented to by at least the majority of the members of Licensee’s Board of Directors pursuant to Section 12.5 of the License Agreement. Said consent shall cover the Banks, Guarantors, any agent of Guarantors or any assignee or transferee of the foregoing parties.

5.                                     This Assignment shall inure to the benefit and be binding upon the successors and assigns of the parties hereto.

6.                                      This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and may be amended only by a writing signed by Licensee, Banks and a majority in interest of Guarantors.

7.                                      This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Assignment to be duly executed and delivered as of the date and year first written above.

PROUROCARE INC.

By:	/s/Maurice Taylor
Maurice Taylor

Its:	CEO